Exhibit 10.1
Administrative Plan
Effective September 26, 2023
The benefits under this Plan are offered by AT&T Inc. (“AT&T”) to persons who have been identified by AT&T as executive officers of AT&T under Rule 3b-7 of the Securities Exchange Act of 1934 (“Executive Officers”).
Administration of Plan. The Plan or the benefits hereunder may be modified or terminated by the Human Resources Committee in its sole discretion at any time.
Except to the extent otherwise provided herein, the Senior Executive Vice President responsible for Human Resources (or the successor to such position) shall be the Administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Administrator, in his or her sole discretion, may establish, adopt or revise rules, as he or she may deem necessary or advisable for the administration of the Plan, including the allocation or limitation of benefits.
The Administrator may adopt another plan or plans, not to exceed the benefits included herein, for the benefit of non Executive Officer employees or former employees of AT&T and/or its subsidiaries, as the Administrator may determine in his or her sole discretion and on such terms and conditions as the Administrator shall determine. In addition, the Administrator may provide current or former non Executive Officer employees with:
(a) an amount equal to that necessary to offset the Federal, state and local income taxes, as well as associated employment taxes, of the recipient (including taxes on tax reimbursements) resulting from the benefits in such plan or plans, other than (1) the monthly automobile allowance, and (2) personal use of aircraft; and/or
(b) social club and country club memberships as approved by the CEO or the Administrator (without the limits otherwise provided in this Plan).
The benefit under (a), above, shall also apply to Executive Officers who retired prior to 2010. The Administrator may, from time to time, revise the plan solely to increase the financial limits on benefits, not to exceed the corresponding proportional increase in the consumer price index from January 1, 2003, through the date of change.
All decisions of the Administrator shall be final and binding unless the Board of Directors or its delegate should determine otherwise.
No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate AT&T or any Executive Officer to continue the employment relationship of, or obligate an Executive Officer to continue in the service of AT&T or any Affiliate.
Non-Transferability. No recipient of benefits under this Plan nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any of the benefits hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.

Notice. Any notice required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by certified mail, to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources. Any notice required or permitted to be given to any other person shall be sufficient if in writing and hand delivered, or sent by certified mail, to the person at the person's last known mailing address as reflected on the records of his or her employing company. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for certification.
Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this plan.
Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA").
Automobile. Each Executive Officer may receive the use of a four-door automobile or an automobile allowance and expenses associated with the operation of the automobile. The Administrator shall determine the amount of the allowance for each Executive Officer provided that the allowance shall not exceed $2,000 per month.
Company Services. Each Executive Officer may receive reasonable communications and entertainment services. Such services shall only be provided by AT&T, except wireline and Internet services where AT&T service is not reasonably available.
Financial Counseling. Executive Officers may receive income tax preparation services and financial planning services from a list of designated providers not to exceed $14,000 per year.
Estate Planning. Executive Officers may receive estate planning documentation services not to exceed $10,000 per year. The Estate Planning limit restarts in the event of a company-initiated relocation to another state.
Annual Limits. Expenses will be charged against the annual limits for the calendar year based on the date of the invoice.
Clubs. Executive Officers may receive social club and country club memberships (along with transfer fees and assessments) as approved by the CEO or the Administrator. Executive officers, but not persons other than Executive Officers, shall be limited to transferable country club memberships and shall not receive other country club fees, including dues.
AT&T does not reimburse for any expenses incurred in connection with a membership in a club that discriminates in its membership policies based on race, creed, gender or ethnic origin. The Administrator shall report annually to the Human Resources Committee any changes in memberships for the Chief Executive Officer.
Executive Protection. Based upon the concern for the security of Executive Officers, the need to secure their optimum availability for business purposes and to permit uninterrupted communications between them, the Executive Officers are authorized to receive home security services, and, whenever feasible, to use AT&T provided aircraft in connection with business travel. The Chief Executive Officer may use such aircraft for personal travel. Other Executive

Officers may also use such aircraft for personal travel where the Chief Executive Officer, in his or her sole discretion, deems such personal use appropriate.
Except where prohibited by law, Executive Officers shall be required to reimburse the Company for the incremental cost of personal use of AT&T provided aircraft. For Executive Officers other than the Chief Executive Officer, the Chief Executive Officer may determine, in his or her sole discretion, that such reimbursement is not required.
Retirement. Upon the Retirement of an Executive Officer, he or she may receive up to an additional amount for financial consulting reasonably in connection with his/her Retirement, as follows: In any given year, for retirements occurring:
1.    from January 1 through June 30 (inclusive), the amount will be $20,000 in the calendar year of retirement;
2.    from July 1 through November 30 (inclusive), the amount will be $10,000 in the calendar year of retirement and $10,000 in the immediately following calendar year; and
3.    from December 1 through December 31 (inclusive), the amount will be $20,000 in the year following retirement.
A Retired Executive Officer shall continue to receive the communications benefits until death and his or her survivor shall receive the communications benefit for twenty-four (24) billing cycles after the Executive Officer’s death.
Executive Officers who retire:
1.on or before December 31, 2009, shall continue to receive the financial counseling and estate planning benefits until his or her death.
2.on or after January 1, 2010 shall continue to receive the financial counseling and estate planning benefits for up to 36 months following retirement or until his/her death.
After the death of an Executive Officer or Retired Executive Officer, his or her survivor shall receive the communications benefit for twenty-four (24) billing cycles after the Executive Officer or Retired Executive Officer’s death and shall receive the financial counseling and estate planning benefits for the remainder of the year of death and the immediately following calendar year. In a Retired Executive Officer’s final calendar year of eligibility, the Annual Limits shall be pro-rated on a monthly basis, based on the number of full or partial months the Retired Executive Officer worked in the calendar year of Retirement divided by twelve (12).
Loyalty Conditions.
This Section applies to Executive Officers who are actively employed on or after January 1, 2010.
Executive Officers acknowledge that no coverage and benefits would be provided under this Plan on and after January 1, 2010 but for the loyalty conditions and covenants set forth below, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan coverage and benefits for the Executive Officers on or after January 1, 2010. Accordingly, as a condition of receiving coverage and any Plan benefits on or after January 1, 2010, each Executive Officer is deemed to agree that he shall not, without obtaining the written consent of AT&T in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section. Further, notwithstanding any other provision of this Plan, all coverage and benefits under this Plan on and after January 1, 2010 with respect to an Executive Officer and his or her Dependents shall be subject in their entirety to the enforcement provisions below if the Executive Officer, without the Administrator’s consent participates in an activity that constitutes engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as defined below.
Definitions. For purposes of this Section and of the Plan generally:
an “Employer Business” shall mean AT&T, any subsidiary, or any business in which AT&T or a subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;
“engaging in competition with AT&T” shall mean, while employed by an Employer Business or within two (2) years after the Executive Officer’s termination of employment, engaging by the Executive Officer in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.
“engaging in conduct disloyal to AT&T” means, while employed by an Employer Business or within two (2) years after the Executive Officer’s termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1) year prior to the termination of the Executive Officer’s employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which the Executive Officer had business contact on behalf of any Employer Business during the two (2) years prior to the termination of the Executive Officer’s employment, for any reason to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Executive Officer had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the termination of Executive Officer’s employment for any reason (“Customer”), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. “Engaging in conduct disloyal to AT&T” also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.
“Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Executive Officer, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Executive Officer. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Executive Officer from a third party; (iii) was known to the Executive Officer prior to receipt from the Employer Business; or (iv) was independently developed by the Executive Officer or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Executive Officer or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.
Forfeiture of Benefits. Coverage and benefits under this Plan shall be forfeited and shall not be provided under this Plan for any period as to which the Administrator determines that, within the time period and without the written consent specified, the Executive Officer has been either engaging in competition with AT&T or engaging in conduct disloyal to AT&T.
Equitable Relief. The parties recognize that any Executive Officer’s breach of any of the covenants in this Section will cause irreparable injury to AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Executive Officer with the opportunity to receive Plan coverage and benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan and payment of Plan benefits for all Executive Officers. Accordingly, in the event of an Executive Officer’s actual or threatened breach of the covenants herein, the Administrator, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Executive Officers, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Executive Officer from breaching the covenants in this Section. In addition, AT&T shall pay for any Plan expenses that the Administrator incurs hereunder, and shall be entitled to recover from the Executive Officer its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies. To enforce its repayment rights with respect to an Executive Officer, the Plan shall have a first priority, equitable lien on all Plan benefits provided to or for the Executive Officer and his or her Dependents. In the event the Administrator succeeds in enforcing the terms of this Article through a written settlement with the Executive Officer or a court order granting an injunction hereunder, the Executive Officer shall be entitled to collect Plan benefits prospectively, if the Executive Officer is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Executive Officer), provided that the Executive Officer complies with said settlement or injunction.
Uniform Enforcement. In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Executive Officer’s accrual or receipt of benefits under the Plan after January 1, 2010 that each and all of the following conditions apply to all Executive Officers and to any benefits that are paid or are payable under the Plan:

(1)To the maximum extent applicable ERISA shall control all issues and controversies hereunder, and the Administrator shall serve for purposes hereof as a “fiduciary” of the Plan, and as its “named fiduciary” within the meaning of ERISA.
(2)All litigation between the parties relating to this Article shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA to the extent it is applicable.
(3)If the Administrator determines in its sole discretion either (I) that AT&T or its affiliate that employed the Executive Officer terminated the Executive Officer’s employment for cause, or (II) that equitable relief enforcing the Executive Officer’s covenants under this Section is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Executive Officer has sued in state court, or has otherwise sought remedies not available under ERISA (to the extent applicable), then in any and all of such instances the Executive Officer shall not be entitled to collect any Plan benefits, and if any Plan benefits have been paid to the Executive Officer, the Executive Officer shall immediately repay all Plan benefits to the Plan (which shall be used to pay Plan administrative expenses or Plan benefits) upon written demand from the Administrator. Furthermore, the Executive Officer shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

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